C. R. BARD, INC. MANAGEMENT STOCK PURCHASE PROGRAM

Amended and Restated as of April 20, 2005

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933, as amended.

Article 1. Establishment and Objectives

1.1 Establishment of the Program. C. R. Bard, Inc., a New Jersey corporation, has established, effective December 10, 2003, this Management Stock Purchase Program (the “Program”) under the terms of the Corporation’s 2003 Long-Term Incentive Program (the “LTIP”). The Program provides a mechanism for deferral of the receipt of certain bonuses through mandatory and voluntary purchases of restricted stock units that are payable in stock.

Awards granted to participants under this Program will be made under the LTIP and will be made subject to the terms of that plan. In the event of any conflict between the terms of this Program and the terms of the LTIP, the terms of the LTIP shall govern.

1.2 Objectives of the Program. The objectives of the Program are to link the interests of Participants to those of the Corporation’s stockholders; to allow Participants to share in the success of the Corporation; and to assist in fulfilling the Corporation stock ownership requirements of Participants.

Article 2. Definitions

Whenever used in the Program, the following capitalized terms shall have the meanings set forth below, and all other capitalized terms shall have the meanings given in the LTIP:

“Applicable Fair Market Value” means the lower of (a) the Fair Market Value on the first business day in July of the calendar year preceding the date the bonus otherwise would have been payable; or (b) the Fair Market Value on the date the bonus otherwise would have been payable.

“Board” means the Board of Directors of the Corporation.

“Bonus Plan” means the Executive Bonus Plan, the Executive Incentive Plan, or any other bonus plan or arrangement of the Corporation designated by the Committee.

“Change of Control” of the Corporation means a change of control of the nature that would be required to be reported in response to Item 1(a) of the Current Report on Form 8-K as in effect on April 16, 2003, pursuant to Section 13 or 15(d) of the Act (other than such a change of control involving a Permitted Holder); provided, that, without limitation, a Change of Control shall be deemed to have occurred if:

(i) any “person” (other than a Permitted Holder) shall become the “beneficial owner”, as those terms are defined below, of capital stock of the Corporation, the voting power of which constitutes 20% or more of the general voting power of all of the Corporation’s outstanding capital stock; or

(ii) individuals who, as of April 16, 2003, constituted the Board (the “Incumbent Board”) cease for any reasons to constitute at least a majority of the Board; provided, that any person becoming a Director subsequent to April 16, 2003, whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote of at least three quarters of the Directors comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Corporation, which is or would be subject to Rule 14a-11 of the Regulation 14A promulgated under the Act) shall be, for purposes of the Plan, considered as though such person were a member of the Incumbent Board.

For purposes of the definition of Change of Control, the following definitions shall be applicable:

(1) The term “person” shall mean any individual, group, corporation or other entity.

(2) For purposes of this definition only, any person shall be deemed to be the “beneficial owner” of any shares of capital stock of the Corporation:

(i) which that person owns directly, whether or not of record, or

(ii) which that person has the right to acquire pursuant to any agreement or understanding or upon exercise of conversion rights, warrants, or options or otherwise, or

(iii) which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (ii) above), by an “affiliate” or “associate” (as defined in the rules of the Securities and Exchange Commission under the Securities Act of 1933, as amended) of that person, or

(iv) which are beneficially owned, directly or indirectly (including shares deemed owned through application of clause (ii) above), by any other person with which that person or such person’s “affiliate” or “associate” (defined as aforesaid) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of capital stock of the Corporation.

(3) The outstanding shares of capital stock of the Corporation shall include shares deemed owned through application of clauses (2)(ii), (iii) and (iv), above, but shall not include any other shares which may be issuable pursuant to any agreement or upon exercise of conversion rights, warrants or options, or otherwise, but which are not actually outstanding.

“Code” means the Internal Revenue Code of 1986, as amended from time to time (or any successor statute thereto).

“Corporation” means C. R. Bard, Inc., a New Jersey corporation, and any successor thereto.

“Deferral Account” means an account on the books of the Corporation to which Elective Shares and Premium Shares are credited during the Deferral Period.

“Deferral Election” means the election form filed by a Participant with the Committee under Section 4.2.

“Deferral Period” means the period during which Elective Shares and Premium Shares are credited to a Participant’s Deferral Account, commencing on the date on which a Participant’s deferred bonus compensation would otherwise be paid and ending on the date determined in Section 4.4.

“Deferred Delivery Election” means an election by a Participant to defer delivery of Elective Shares and Premium Shares credited to his Deferral Account to the date he terminates employment with the Corporation and all Subsidiaries. The Committee shall establish rules and procedures as it deems appropriate for Deferred Delivery Elections.

“Director” means any individual who is a member of the Board.

“Disability” shall mean the inability of a Participant to perform in all material respects his duties and responsibilities to the Corporation, or any Subsidiary of the Corporation, by reason of a physical or mental disability or infirmity which inability is reasonably expected to be permanent and has continued (i) for a period of six consecutive months or (ii) such shorter period as the Committee may reasonably determine in good faith. The Disability determination shall be in the sole discretion of the Committee.

“Elective Shares” means Units credited to a Participant’s Deferral Account based on the amount deferred by the Participant under Section 4.1 and the Applicable Fair Market Value, which are not subject to forfeiture as provided in Section 6.2 or Section 6.3.

“Eligible Employee” means each participant in the Executive Bonus Plan, the Executive Incentive Plan, or any other bonus plan or arrangement of the Corporation designated by the Committee.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time (or any successor act thereto).

“Executive Bonus Plan” means the C. R. Bard, Inc. 1994 Executive Bonus Plan, as amended.

“Executive Incentive Plan” means the C. R. Bard, Inc. Executive Incentive Plan, as amended.

“Fair Market Value” means, on a given date, (i) if there should be a public market for the Shares on such date, the arithmetic mean of the high and low prices of the Shares as reported on such date on the Composite Tape of the principal national securities exchange on which such Shares are listed or admitted to trading, or, if the Shares are not listed or admitted on any national securities exchange, the arithmetic mean of the per Share closing bid price and per Share closing asked price on such date as quoted on the National Association of Securities Dealers Automated Quotation System (or such market in which such prices are regularly quoted) (the “NASDAQ”), or, if no sale of Shares shall have been reported on the Composite Tape of any national securities exchange or quoted on the NASDAQ on such date, then the immediately preceding date on which sales of the Shares have been so reported or quoted shall be used, and (ii) if there should not be a public market for the Shares on such date, the Fair Market Value shall be the value established by the Committee in good faith.

“Participant” means an Eligible Employee who has deferred bonus compensation under Section 4.1(a) or (b).

“Premium Shares” means Units credited to a Participant’s Deferral Account as calculated under Section 4.3(b), which are initially subject to forfeiture as provided in Section 6.2 or Section 6.3.

“Program Effective Date” means December 10, 2003.

“Retirement” means normal or early retirement under the terms of any pension plan of the Corporation in which the applicable employee participates or other voluntary termination of employment; provided, that in the case of such a voluntary termination, the Committee must have given its prior consent to treat such termination as a Retirement.

“Shares” means the shares of common stock of the Corporation.

“Subsidiary” means a subsidiary corporation, as defined in Section 424(f) of the Code (or any successor section thereto).

“Units” means phantom share units, each of which has a notional value equal to one Share.

Article 3. Administration

3.1 Authority of the Committee. Except as limited by law and subject to the provisions herein, the Committee shall have full power to construe and interpret the Program and any agreement or instrument entered into under the Program, and establish, amend or waive rules and regulations for the Program’s administration. Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Program. The Committee may delegate its authority to the extent permitted by law and consistent with the LTIP.

3.3 Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of the Program shall be final, conclusive and binding on all persons, including the Corporation, its stockholders, the Board, all Subsidiaries, employees, Participants and their estates and beneficiaries.

Article 4. Automatic and Elective Deferrals

4.1 Deferral of Bonus Compensation

(a) 25% of each bonus payable to an Eligible Employee under any Bonus Plan for each year commencing on or after the Program Effective Date shall be automatically deferred under the Program unless the Eligible Employee has satisfied the Share ownership requirements established for him by the Board and notified the Committee in accordance with Section 4.2.

(b) Subject to the terms and provisions of the Program, an Eligible Employee may elect to defer the payment of all or any portion of the remaining bonus payable to him under any Bonus Plan for any year commencing on or after the Program Effective Date.

4.2 Deferral Election. An Eligible Employee who elects a voluntary deferral of bonus compensation pursuant to Section 4.1(b) for a given year shall file with the Committee a Deferral Election that shall specify the amount of deferral for that year. An Eligible Employee who has satisfied his Share ownership requirements and who declines participation in the Program for a given year shall notify the Committee in his Deferral Election for that year. The Committee shall establish rules and procedures as it deems appropriate for Deferral Elections.

4.3 Deferral Accounts. The Corporation shall establish a Deferral Account for each Participant. A Participant’s Deferral Account shall be credited as of the date the bonus otherwise would have been payable with:

(a) a number of Elective Shares (rounded up to the next whole Elective Share) equal to the amount deferred under Section 4.1 divided by the Applicable Fair Market Value on that date; plus

(b) a number of Premium Shares determined as follows:

Step 1:	Determine the Applicable Fair Market Value as of the date the bonus otherwise would have been paid.

Step 2:	Multiply such Applicable Fair Market Value by 70%.

Step 3:	Divide the total dollar amount deferred under Section 4.1 by the result in Step 2; round up to the next whole number.

Step 4:	Subtract the number of Elective Shares determined in Section 4.3(a) from the result in Step 3.

Elective Shares and Premium Shares credited to a Participant’s Deferral Account shall be distributed to the Participant (or, if applicable, the Participant’s beneficiary) at the end of the applicable Deferral Period and otherwise in accordance with Article 6.

4.4 Deferral Period. Subject to Article 6, the Deferral Period for Elective Shares and Premium Shares shall end on the later of (a) the fourth anniversary of the date Elective Shares and Premium Shares are credited to the Participant’s Deferral Account, or (b) if the Participant has made a Deferred Delivery Election and has not terminated employment with the Corporation and all Subsidiaries on such anniversary, the date he terminates employment with the Corporation and all Subsidiaries.

Notwithstanding anything to the contrary in the Program, upon the occurrence of a Change in Control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges, the Deferral Period for all Elective Shares and Premium Shares credited to a Participant’s Account shall end.

Subject to Article 6, during the Deferral Period, Elective Shares and Premium Shares credited to a Participant’s Deferral Account may not be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution.

Article 5. Dividends

Each Participant whose Deferral Account is credited with Elective Shares and Premium Shares shall have the right to receive cash in an amount equal to all cash dividends that would be payable on such Shares if such Shares were actually held by such Participant. The Company shall pay such cash to each such Participant as soon as administratively practicable following the related dividend payment date.

Article 6. Timing and Form of Payout

6.1 In General. Except as otherwise provided in this Article 6, a Participant shall be entitled to receive Shares equal to the number of Elective Shares and Premium Shares credited to his Deferral Account at the end of the applicable Deferral Period as described in Section 4.4, above. Delivery of such Shares shall be made after the end of the applicable Deferral Period as soon as administratively feasible following the Participant’s request. Notwithstanding anything herein to the contrary, the Committee may defer delivery of any Shares in respect of Elective Shares and Premium Shares credited to a Participant’s Deferral Account if the delivery of such Shares would constitute compensation to the Participant that is not deductible by the Corporation or a Subsidiary due to the application of Code Section 162(m); provided, that any such Shares deferred under this sentence shall in any event be delivered to the Participant on or before the January 15 of the first full year in which the Participant is no longer a “covered employee” of the Corporation (within the meaning of Code Section 162(m)) following the end of the Deferral Period.

6.2 Termination of Employment Due to Death, Retirement or Disability. If the Participant terminates employment with the Corporation and all Subsidiaries before the end of the Deferral Period by reason of death, Retirement or Disability, the Participant (or in the case of the Participant’s death, the Participant’s beneficiary) shall be entitled to receive a distribution of Shares equal to the following:

(a) all Elective Shares credited to his Deferral Account; plus

(b) any Premium Shares credited to his Deferral Account for four years or more; plus

(c) a prorated number (rounded up to the next whole Share) of any Premium Shares credited to his Deferral Account not included in clause (b) of this section determined as follows: (i) the product of the number of such Premium Shares which have been credited to the Participant’s Deferral Account for 12 months or more but less than two years multiplied by 1/4; plus (ii) the product of the number of such Premium Shares which have been credited to the Participant’s Deferral Account for two years or more but less than three years multiplied by 1/2; plus (iii) the product of the number of such Premium Shares which have been credited to the Participant’s Deferral Account for three years or more but less than four years multiplied by 3/4.

6.3 Termination of Employment for Any Other Reason. If the Participant terminates employment with the Corporation and all Subsidiaries before the end of the Deferral Period for any reason other than those described in Section 6.2, the Participant shall be entitled to receive a distribution of Shares equal to the following:

(a) all Elective Shares credited to his Deferral Account; plus

(b) any Premium Shares credited to his Deferral Account for four years or more.

6.4 Forfeiture of Unvested Shares. Any Premium Shares credited to a Participant’s Deferral Account which are not distributed to the Participant in accordance with this article shall be forfeited.

Article 7. Beneficiary Designation

Each Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any payment under the Program is to be paid in case of the death of the Participant. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee and shall be delivered to the Committee during the Participant’s lifetime. If the Participant’s designated beneficiary predeceases the Participant or no beneficiary has been designated, the Participant’s beneficiary shall be deemed to be the Participant’s spouse or if none, the Participant’s estate.

Article 8. Amendment, Modification and Termination

The Committee may, at any time and from time to time, alter, amend, modify or terminate the Program in whole or in part; provided that no termination, amendment or modification of the Program shall adversely affect in any material way any deferral previously made under the Program.

Article 9. Withholding

9.1 Tax Withholding. The Corporation shall have the power and the right to deduct or withhold, or require a Participant to remit to the Corporation, an amount (either in cash or Shares) sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Program.

9.2 Share Withholding. With respect to withholding required upon the delivery of Shares in satisfaction of Elective Shares and Premium Shares previously credited to a Participant’s Deferral Account, or upon any other taxable event arising hereunder, the Corporation may satisfy the minimum withholding requirement for supplemental wages, in whole or in part, by withholding Shares having a Fair Market Value (determined on the date the Participant recognizes taxable income) equal to the withholding tax required to be collected on the transaction. The Participant may elect, subject to the approval of the Committee, to deliver the necessary funds to satisfy the withholding obligation to the Corporation, in which case there will be no reduction in the Shares otherwise distributable to the Participant.

Article 10. Indemnification

Each person who is or has been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Corporation against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit, or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act under the Program and against and from any and all amounts paid by such person in a settlement approved by the Corporation, or paid by such person in satisfaction of any judgment in any such action, suit, or proceeding against such person, provided such person shall give the Corporation an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend it. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Corporation’s Articles of Incorporation or By-Laws, as a matter of law, or otherwise, or any power that the Corporation may have to indemnify them or hold them harmless.

Article 11. Successors

All obligations of the Corporation under the Program or any Deferral Election or Deferred Delivery Election shall be binding on any successor to the Corporation, whether the existence of such successor is the result of a direct or indirect purchase of all or substantially all of the business and/or assets of the Corporation, or a merger, consolidation, or otherwise.

Article 12. Miscellaneous

12.1 Employment. Nothing in the Program shall interfere with or limit in any way the right of the Corporation or any Subsidiary to terminate any Participant’s employment at any time, or confer upon any Participant any right to continue in the employ of the Corporation or any Subsidiary or to receive a bonus under a Bonus Plan.

12.2 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

12.3 Severability. In the event any provision of the Program shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Program, and the Program shall be construed and enforced as if the illegal or invalid provision had not been included.

12.4 Requirements of Law. The issuance of Shares under the Program shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

12.5 Securities Law Compliance. With respect to any individual who is, on the relevant date, an officer, director or ten percent beneficial owner of any class of the Corporation’s equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act, transactions under the Program are intended to comply with all applicable conditions of Rule 16b-3 under the Exchange Act, or any successor rule. To the extent any provision of the Program or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

12.6 Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired under this Program as it deems necessary or advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

12.7 Awards to Foreign Nationals and Employees Outside the United States. To the extent the Committee deems it necessary, appropriate or desirable to comply with foreign law or practice and to further the purposes of this Program, the Committee may, without amending the Program, establish rules applicable to Eligible Employees who are foreign nationals, are employed outside the United States, or both, including rules that differ from those set forth in this Program.

12.8 Unfunded Status of the Program. The Program is intended to constitute an “unfunded” Program for deferred compensation. With respect to any Elective Shares or Premium Shares credited to a Participant’s Deferral Account and not yet paid or delivered to the Participant, nothing contained herein shall give any rights that are greater than those of a general creditor of the Corporation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Program to deliver Shares hereunder consistent with the foregoing.